Exhibit 99.1

MarketAxess Reports First Quarter 2024 Financial Results

Record Emerging Markets, Eurobonds and Municipal Bonds Quarterly Commission Revenue

NEW YORK | May 7, 2024—MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the first quarter ended March 31, 2024.

1Q24 select financial and operational highlights*

•  Total revenues of $210.3 million, up 3.5%, includes Pragma revenues of $7.5 million and an increase of approximately $0.8 million from the impact of foreign currency fluctuations.

—   Strong growth in U.S. high-grade commission revenue of 8.0% and record emerging markets, Eurobonds and municipal bonds commission revenue helped offset the impact of lower U.S. high-yield trading activity driven by lower credit spread volatility.

•  Total expenses of $117.8 million, up 9.3%, includes Pragma operating expenses of $7.9 million, and an increase of approximately $0.6 million from the impact of foreign currency fluctuations.

•  Diluted earnings per share (“EPS”) of $1.92 on net income of $72.6 million, compared to diluted EPS of $1.96 on net income of $73.6 million.

•  Information services revenue of $11.9 million, up 7.9%, and post-trade revenue of $10.7 million, up 7.5%. Information services and post-trade revenues each include increases from the impact of foreign currency fluctuations of approximately $0.2 million.

•  Strong geographic and product diversification with a 14.8% increase in average daily volume (“ADV”) from international products, including emerging markets and Eurobonds[1]; record portfolio trading volume of $44.2 billion, up 40.6%.

•  Record automation suite trading volume (+36.4%), trade count (+40.9%) and active client firms (+60.4%); record level of dealer algorithmic responses (+50.2%).

•  Record 2,118 (+2.6%) active client firms, 1,619 (+2.0%) active U.S. credit client firms; record 1,066 (+2.5%) international active client firms and 1,155 (+2.9%) active client firms trading three or more products.

•  34% total credit Open Trading® share,[2] down from 37% in the prior year. The Company delivered estimated price improvement[3] via Open Trading of approximately $141 million in the quarter.

*   All comparisons versus 1Q23 unless otherwise noted.

Chris Concannon, CEO of MarketAxess, commented:

“In the first quarter, we delivered record total credit ADV of $15.0 billion, strong growth in U.S. high-grade commission revenue of 8.0%, and record commission revenue across emerging markets, Eurobonds and municipal bonds. These strong results helped offset a 28.2% decrease in U.S. high-yield commission revenue, impacted by low levels of credit spread volatility.

Our client franchise continues to expand with a record 2,118 active client firms, reinforcing our strong leadership in the institutional investor client e-trading space. International expansion and product diversification was a strong driver of our results, with emerging markets and Eurobonds delivering a 14.8% increase in ADV, and portfolio trading volume was up 40.6%. Our automation and algorithmic trading product suite set new records across all key metrics, reflecting ongoing client demand for more efficient workflows and better trading outcomes.

MarketAxess X-Pro is the delivery mechanism that is delivering future product and protocol enhancements. These enhancements are focused on growing our share of the portfolio trading market, expanding our position in the growing dealer services segment, and most importantly, expanding our share of large-sized trades which are principally done over the phone. We believe that this strategy will enhance our ability to drive increased electronification of the global credit markets and deliver higher levels of revenue growth for shareholders in the future.”

Table 1: 1Q24 select financial results

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[4]	EBITDA Margin (%)[4]
1Q24	$210	$93	$73	$1.92	34.5%		$109	51.9%
1Q23	$203	$95	$74	$1.96	36.2%		$111	54.4%

% Change	4%	(3%)	(1%)	(2%)	(170	) bps	(1%)	(250	) bps

Table 1A: 1Q24 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[5]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
1Q24	61/63	$32,632	$14,982	$7,475	$1,400	$3,630	$2,045	$419	$17,650	$17,144	$506
1Q23	62/64	$38,202	$13,721	$6,334	$1,982	$3,094	$1,849	$447	$24,481	$24,053	$428

% Change		(15%)	9%	18%	(29%)	17%	11%	(6%)	(28%)	(29%)	18%

Table 1B: 1Q24 estimated market share

	CREDIT							RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High- Yield Combined		Municipals[1]	US Govt. Bonds[1]
1Q24	19.3%		12.9%		17.9%		6.5%	2.0%
1Q23	19.9%		18.3%		19.5%		5.7%	3.0%

Bps Change	(60	) bps	(540	) bps	(160	) bps	+80 bps	(100	) bps

1Q24 overview of results

Commission revenue and trading volume

Credit

•

Total credit commission revenue of $174.8 million (including $33.3 million in fixed-distribution fees) decreased $0.9 million, or 0.5%, compared to $175.7 million (including $34.7 million in fixed-distribution fees) in the prior year. The decrease in total credit commission revenue was driven principally by lower U.S. high-yield estimated market share, mostly offset by record levels of emerging markets, Eurobonds and municipal bonds commission revenue. The decline in variable transaction fees per million (“FPM”) for total credit to $154.15 from $164.98 in the prior year was mainly due to product mix-shift away from U.S. high-yield. The decrease in fixed-distribution fees was principally driven by the consolidation of two global dealers and lower unused minimums in U.S. high-grade on increased activity, partially offset by dealer migrations to fixed fee plans.

•	Record total credit ADV of $15.0 billion, up 9.2%.

•	Record U.S. high-grade ADV of $7.5 billion, up 18.0% on a 21.3% increase in estimated market ADV. Estimated market share of 19.3%, down from 19.9% in the prior year.

•

U.S. high-yield ADV of $1.4 billion, down 29.4%. Estimated market share of 12.9%, down from 18.3% in the prior year. U.S. high-yield estimated market ADV increased 0.5%. We believe the decrease in U.S. high-yield estimated market share year-over-year was driven, in part, by lower levels of credit spread volatility and a greater focus on the new issue calendar by our long-only client segment.

—

Lower levels of credit spread volatility drove an estimated 54.3% decrease in ETF market maker client activity on the platform, and high-yield ETF notional market volume traded declined 25.2% compared to 1Q23.

—	U.S. high-yield new issuance was $87.6 billion in 1Q24, up 116.5% from the prior year.

•	Record emerging markets ADV of $3.6 billion, up 17.3%. The year-over-year increase was due to a 13.1% increase in hard currency trading ADV and record local currency markets ADV, up 29.8%.[1]

—	Our Latin America and Asia-Pacific clients generated record levels of ADV in the quarter, up 11.1% and 54.8%, respectively, reflecting continued international expansion.

•	Record Eurobonds ADV of $2.0 billion, up 10.6%.[1]

•	Municipal bond ADV of $419 million, down 6.4% with estimated market ADV down 18.5%. Record estimated market share of 6.5%, up from 5.7% in the prior year.[1]

•	AxessIQ, the order and execution workflow solution designed for wealth management and private banking clients, achieved ADV of $140.1 million, up 22.2% from the prior year.

•	Record $44.2 billion in total portfolio trading volume, up 40.6%.

•	34% Open Trading® share[2] of total credit trading volume, down from 37% in the prior year.

Rates

•

Total rates commission revenue of $5.2 million was down $1.1 million, or 17.4%. A 27.9% decrease in rates ADV to $17.7 billion was partially offset by a 16.3% increase in FPM to $4.79, compared to $4.12 in the prior year.

Other

•	Total other commission revenue was $4.8 million, which consists of commission-related revenue from the acquisition of Pragma.

Services revenue

Information services

•

Information services revenue of $11.9 million increased $0.9 million, or 7.9%, compared to the prior year. The increase in revenue was principally driven by net new data contract revenue and a $0.2 million impact of foreign currency fluctuations.

Post-trade services

•

Post-trade services revenue of $10.7 million increased $0.8 million, or 7.5%, compared to the prior year mainly due to the impact of price increases, net new contract revenue and a $0.2 million impact of foreign currency fluctuations.

Technology services

•	Total technology services revenue of $2.8 million, up from $0.2 million in the prior year. The current quarter includes $2.7 million in revenue from the acquisition of Pragma.

Expenses

•	Total expenses of $117.8 million, up 9.3%, includes Pragma operating expenses of $7.9 million and an increase of $0.6 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $4.2 million, up from $2.8 million in the prior year. The current quarter included interest income of $6.0 million compared to $4.2 million in the prior year, driven by higher interest rates.

•	Tax rate: The effective tax rate was 24.9%, in line with the prior year.

Capital

•	The Company had $512.5 million in cash, cash equivalents and investments as of March 31, 2024. There were no outstanding borrowings under the Company’s credit facility.

•

A total of 46,844 shares were repurchased in the quarter at a cost of $10.1 million. As of March 31, 2024, a total of $89.9 million remains under the current authorization by the Company’s Board of Directors.

•	The Board declared a quarterly cash dividend of $0.74 per share, payable on June 5, 2024 to stockholders of record as of the close of business on May 22, 2024.

Other

•	Employee headcount was 871 as of March 31, 2024, down from 881 as of December 31, 2023, but up from 774 as of March 31, 2023.

Guidance for full year 2024

•

The Company is reconfirming its previously disclosed full-year 2024 guidance for revenue from Pragma, expenses, effective tax rate and capital expenditures. Based on the progression of 1Q24 expenses, operating expenses for full-year 2024 are tracking to the low-end of the previously stated guidance range of $480 million to $500 million.

[1]	See “General Notes Regarding the Data Presented” below.
[2]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[3]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[4]	EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.
[5]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

Please refer to Tables 6 and 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, and Richard Schiffman, Global Head of Trading Solutions, will host a conference call to discuss the Company’s financial results and outlook on Tuesday, May 7, 2024 at 10:00 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 5486084. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and TRACE reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Beginning with January 2024, the Company no longer provides Emerging Markets or Eurobonds market ADV or estimated market share. The Company is currently reviewing its methodology for calculating such statistics, which historically have been derived from MarketAxess TraX data, to ensure that the statistics presented provide a complete and accurate view of the market.

In addition, for periods beginning with January 2024, the Company has made changes to the market volume data used to calculate estimated market share for Municipal and U.S. Government Bonds. For Municipal Bonds, the Company previously used estimates, derived from data issued by the Municipal Securities Rule Making Board (“MSRB”), including estimates for new issuance, commercial paper and variable-rate trading activity, and excluded these volumes from the estimated market volume data. While the Company still uses estimates, the new methodology for identifying and excluding these volumes from the market volume data is now based on MSRB “flags” to identify new issuance, commercial paper, and variable-rate volumes. For U.S. Government Bonds, the previous data source for estimated market volumes was the Federal Reserve Bank’s Reported Primary Dealer U.S. Treasury Bond Trading Volumes, which was reported on a one-week lag. The new source for U.S. Government Bond trading volumes is FINRA’s U.S. Treasury TRACE data. The Company believes that the refined methodology used for Municipal Bonds, and the new data source for U.S. Government Bonds, provides more accurate measures of estimated market volumes and estimated market share. Prior comparable periods have been recast retrospectively for both Municipal and U.S. Government Bonds to conform to the updated presentation of the data. The new estimated market volume data is also available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; adverse effects as a result of climate change or other ESG risks that could affect our reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except per share data (unaudited)	2024	2023	% Change
Revenues
Commissions	$184,873	$181,991	1.6%
Information services	11,881	11,010	7.9
Post-trade services	10,730	9,980	7.5
Technology services	2,834	188	NM

Total revenues	210,318	203,169	3.5

Expenses
Employee compensation and benefits	61,264	52,315	17.1
Depreciation and amortization	18,200	16,461	10.6
Technology and communications	17,051	14,999	13.7
Professional and consulting fees	6,395	7,127	(10.3)
Occupancy	3,425	3,611	(5.2)
Marketing and advertising	1,833	2,995	(38.8)
Clearing costs	4,911	4,545	8.1
General and administrative	4,739	5,760	(17.7)

Total expenses	117,818	107,813	9.3

Operating income	92,500	95,356	(3.0)
Other income (expense)
Interest income	5,973	4,249	40.6
Interest expense	(316)	(130)	143.1
Equity in earnings of unconsolidated affiliate	370	204	81.4
Other, net	(1,810)	(1,484)	22.0

Total other income (expense)	4,217	2,839	48.5

Income before income taxes	96,717	98,195	(1.5)
Provision for income taxes	24,102	24,567	(1.9)

Net income	$72,615	$73,628	(1.4)

Per Share Data:
Net income per common share
Basic	$1.92	$1.96
Diluted	$1.92	$1.96
Cash dividends declared per common share	$0.74	$0.72
Weighted-average common shares:
Basic	37,740	37,478
Diluted	37,790	37,645

NM - not meaningful

Table 3: Commission Revenue Detail

	Three Months Ended March 31,
In thousands, except fee per million data (unaudited)	2024	2023	% Change
Variable transaction fees
Credit	$141,504	$140,970	0.4%
Rates	5,166	6,258	(17.4)
Other	4,849	—	NM

Total variable transaction fees	151,519	147,228	2.9

Fixed distribution fees
Credit	33,288	34,684	(4.0)
Rates	66	79	(16.5)

Total fixed distribution fees	33,354	34,763	(4.1)

Total commission revenue	$184,873	$181,991	1.6

Average variable transaction fee per million
Credit	$154.15	$164.98	(6.6)%
Rates	4.79	4.12	16.3

Table 4: Trading Volume Detail*

	Three Months Ended March 31,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$455,998	$7,475	$392,715	$6,334	16.1%	18.0%
High-yield	85,379	1,400	122,873	1,982	(30.5)	(29.4)
Emerging markets	221,427	3,630	191,841	3,094	15.4	17.3
Eurobonds	128,849	2,045	118,366	1,849	8.9	10.6
Other credit	26,335	432	28,683	462	(8.2)	(6.5)

Total credit trading	917,988	14,982	854,478	13,721	7.4	9.2

Rates
U.S. government bonds	1,045,796	17,144	1,491,292	24,053	(29.9)	(28.7)
Agency and other government bonds	31,626	506	27,061	428	16.9	18.2

Total rates trading	1,077,422	17,650	1,518,353	24,481	(29.0)	(27.9)

Total trading	$1,995,410	$32,632	$2,372,831	$38,202	(15.9)	(14.6)

Number of U.S. Trading Days[1]		61		62
Number of U.K. Trading Days[2]		63		64

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

NM - not meaningful

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$376,679	$451,280
Cash segregated under federal regulations	45,629	45,122
Investments, at fair value	135,831	134,861
Accounts receivable, net	99,878	89,839
Receivables from broker-dealers, clearing organizations and customers	662,888	687,936
Goodwill	236,706	236,706
Intangible assets, net of accumulated amortization	113,576	119,108
Furniture, equipment, leasehold improvements and capitalized software, net	107,239	102,671
Operating lease right-of-use assets	62,006	63,045
Prepaid expenses and other assets	86,531	84,499

Total assets	$1,926,963	$2,015,067

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$28,665	$60,124
Payables to broker-dealers, clearing organizations and customers	465,703	537,398
Income and other tax liabilities	2,931	7,892
Accounts payable, accrued expenses and other liabilities	33,361	37,013
Operating lease liabilities	78,070	79,677

Total liabilities	608,730	722,104

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	327,519	333,292
Treasury stock	(269,005)	(260,298)
Retained earnings	1,288,247	1,244,216
Accumulated other comprehensive loss	(28,651)	(24,370)

Total stockholders’ equity	1,318,233	1,292,963

Total liabilities and stockholders’ equity	$1,926,963	$2,015,067

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended March 31,
In thousands (unaudited)	2024	2023
Net income	$72,615	$73,628
Add back:
Interest income	(5,973)	(4,249)
Interest expense	316	130
Provision for income taxes	24,102	24,567
Depreciation and amortization	18,200	16,461

EBITDA	$109,260	$110,537

Net income margin[1]	34.5%	36.2%
Add back:
Interest income	(2.8)	(2.1)
Interest expense	0.2	0.1
Provision for income taxes	11.4	12.1
Depreciation and amortization	8.6	8.1

EBITDA margin[2]	51.9%	54.4%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
In thousands (unaudited)	2024	2023
Net cash (used in)/provided by operating activities	$(4,949)	$7,527
Exclude: Net change in trading investments	(255)	419
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	51,288	46,767
Less: Purchases of furniture, equipment and leasehold improvements	(1,197)	(217)
Less: Capitalization of software development costs	(13,963)	(10,690)

Free cash flow	$30,924	$43,806

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.